UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: November 8, 2013
(Date of earliest event reported)

SILVER DRAGON RESOURCES INC.
(Exact name of registrant as specified in its charter)

0-29657
(Commission File Number)

Delaware	33-0727323
(State or other jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)

200 Davenport Road
Toronto, Ontario, M5R 1J2
(Address of Principal Executive Offices) (Zip Code)

(416) 223-8500
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4c))

Item 1.01 Entry into a Material Definitive Agreement.

As previously reported on Form 8-K, on August 8, 2013, Silver Dragon Resources Inc. (the “Company”) entered into letter agreements dated November 29, 2012 (the "Letter Agreements") with Gel Properties, LLC (“Gel”), JMJ Financial (“JMJ”), Asher Enterprises, Inc. (“Asher”) and Tonaquint, Inc., (“Tonaquint” and, together with Gel, JMJ and Asher, the “Lenders”) pursuant to which the Lenders agreed, among other things, that if the Company paid an aggregate amount by a fixed time on March 31, 2013 (the "Payoff Date"), such payment would constitute payment in full of any and all obligations due and owing under the promissory notes owed to these Lenders. Subsequently, the Company disclosed that, effective April 12, 2013, the Company entered into a supplemental letter agreement with each Lender, pursuant to which each of the Lenders agreed to extend the Payoff Date to June 30, 2013. Subsequently, the Company disclosed that, effective August 7, 2013, the Company and each of the Lenders had entered into second supplemental letter agreements, pursuant to which each of the Lenders agreed to extend the Payoff Date to September 30, 2013.

On November 8, 2013, the Company entered into third supplemental letter agreements with each of Gel, JMJ and Asher, pursuant to which each of Gel, JMJ and Asher agreed to extend the Payoff Date to March 31, 2014. On November 13, 2013, the Company and Tonaquint entered into a third supplemental letter agreement, pursuant to which Tonaquint agreed to extend the Payoff Date to December 31, 2013. All other terms and conditions of the original Letter Agreement remained in full force and effect.

On November 27, 2013, the Company and Tonaquint entered into a fourth supplemental letter agreement, pursuant to which Tonaquint agreed that, if the Company pays Tonaquint $2,500,000.00 by a fixed time on March 31, 2014, such payment would constitute payment in full of any and all obligations due and owing to Tonaquint pursuant to certain convertible promissory notes issued by the Company to Tonaquint and certain other agreements between the parties. All other terms and conditions of the original Letter Agreements remain in full force and effect.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILVER DRAGON RESOURCES INC.

Date: November 29, 2013	/s/ Marc Hazout
By: Marc Hazout, President & CEO